Exhibit (a)(1)

COMPANY NOTICE

TO HOLDERS OF

5.00% CONVERTIBLE SENIOR NOTES DUE 2029 ISSUED BY

GOODRICH PETROLEUM CORPORATION

CUSIP Number: 382410AC2

Reference is made to the Indenture, dated as of September 28, 2009 (the “Indenture”), between Goodrich Petroleum Corporation, a Delaware corporation (“Goodrich” or the “Company”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 28, 2009, among the Company and the Trustee (the “First Supplemental Indenture”) and the Second Supplemental Indenture, dated as of April 1, 2011 between the Company, Goodrich Petroleum Company L.L.C., a Louisiana limited liability company and the Trustee (the “Second Supplemental Indenture”), relating to the Company’s 5.00% Convertible Senior Notes due 2029 (the “Notes”). Pursuant to Section 10.02 of the First Supplemental Indenture and paragraph 4 of the Notes, each holder (each, a “Holder”) of the Notes has an option to require the Company to purchase all or a portion of its Notes, in accordance with the terms, procedures and conditions outlined in the First Supplemental Indenture and the Notes, on October 1, 2014 (the “Repurchase Date”).

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the First Supplemental Indenture that, at the option of each Holder (the “Put Option”), the Notes will be purchased by the Company for a purchase price (the “Repurchase Price”) in cash equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the Repurchase Date, upon the terms and subject to the conditions set forth in the First Supplemental Indenture, the Notes, this Company Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Option Documents”). Holders may surrender their Notes from September 2, 2014 through 5:00 p.m., New York City time, on September 30, 2014 (the “Expiration Date”). In order to exercise the Put Option, a Holder must follow the procedures contained in the Option Documents. This Company Notice is being sent pursuant to Section 10.03 of the First Supplemental Indenture and the provisions of the Notes. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the First Supplemental Indenture.

The Repurchase Date is an Interest Payment Date under the terms of the First Supplemental Indenture. Accordingly, interest accrued up to the Repurchase Date will be paid to record holders as of the Regular Record Date therefor, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. The Regular Record Date for the Repurchase Date is September 15, 2014.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

To exercise your option to have the Company purchase the Notes and to receive payment of the Repurchase Price, you must validly deliver your Notes through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for purchase may be withdrawn by the Holders of such Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The right of Holders to surrender Notes for purchase pursuant to the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

The Depositary is Wells Fargo Bank, National Association. The address of the Depositary is:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121	Northstar East Building—12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

The Depositary may also be contacted by facsimile at (877) 407-4679 and to confirm by telephone or for information at (800) 344-5128.

Additional copies of this Company Notice may be obtained from the Depositary at its address set forth above.

The date of this Company Notice is September 2, 2014.

i

No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, its Board of Directors or its employees is making any representation or recommendation to any holder of the Company’s 5.00% Convertible Senior Notes due 2029 (the “Notes”) as to whether to exercise or refrain from exercising its option to purchase all or a portion of its Notes (the “Put Option”). You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4(f)(6) and Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Put Option for ten business days after the expiration of the Put Option. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future to redeem the Notes, in whole or in part, and to purchase any of the Notes, whether or not any Notes are purchased by the Company pursuant to the Put Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or a combination thereof, we will pursue.

ii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more detailed description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete and the remainder of this Company Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.

Who is obligated to purchase my Notes?

Goodrich Petroleum Corporation, a Delaware corporation (“Goodrich”, the “Company”, “we”, “us”, or “our”), is obligated, at your option, to purchase its 5.00% Convertible Senior Notes due 2029 (the “Notes”). (See Page 4)

Why are you obligated to purchase my Notes?

The right of each holder of the Notes (each, a “Holder”) to sell and our obligation to purchase the Notes pursuant to the Put Option is a term of the Notes under the Indenture, dated as of September 28, 2009, (the “Indenture”), between Goodrich Petroleum Corporation, a Delaware corporation (“Goodrich” or the “Company”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 28, 2009, among the Company and the Trustee (the “First Supplemental Indenture”) and the Second Supplemental Indenture, dated as of April 1, 2011 between the Company, Goodrich Petroleum Company L.L.C., a Louisiana limited liability company and the Trustee (the “Second Supplemental Indenture”), relating to the Company’s 5.00% Convertible Senior Notes due 2029 (the “Notes”). We are required to repurchase the Notes of any Holder exercising the Put Option pursuant to the terms of the Notes and the First Supplemental Indenture. (See Page 4)

What securities are you obligated to purchase?

We are obligated to purchase all of the Notes surrendered at the option of the Holder thereof. As of August 28, 2014, there was $51,816,000 in aggregate principal amount of the Notes outstanding. (See Page 4)

How much will you pay and what is the form of payment?

Pursuant to the terms of the First Supplemental Indenture and the Notes, we will pay, in cash, a purchase price (the “Repurchase Price”) equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but not including, October 1, 2014 (the “Repurchase Date”), with respect to any and all Notes validly surrendered for purchase and not withdrawn. The Repurchase Price is based solely on the requirements of the First Supplemental Indenture and the Notes and bears no relationship to the market price of the Notes or our Common Stock (as defined below). The Repurchase Date is an Interest Payment Date under the terms of the First Supplemental Indenture. Accordingly, interest accrued to the Repurchase Date will be paid to holders of record as of the Regular Record Date, as defined in the First Supplemental Indenture, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. (See Pages 4-5)

How can I determine the market value of the Notes?

There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. Holders are urged to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision with respect to the Put Option. Our common stock, $0.20 par value per share (“Common Stock”), into which the Notes are convertible, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “GDP.” On August 28, 2014, the closing sale price of our Common Stock on the NYSE was $21.29 per share. (See Pages 5-6)

Is the Company making any recommendation about the Put Option?

None of the Company or its Board of Directors or employees is making any recommendation as to whether you should exercise or refrain from exercising the Put Option. You must make your own decision whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option. (See Page 5)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on September 30, 2014 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). (See Page 4)

What are the conditions to the Company’s purchase of the Notes?

Provided that the Company’s purchase of validly surrendered Notes is not unlawful, the purchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Company Notice. Delivery of Notes by book-entry transfer electronically through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holder of such Notes. (See Pages 4 and 8)

How do I surrender my Notes?

To surrender your Notes for purchase pursuant to the Put Option, you must surrender the Notes through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders who are DTC participants should surrender their Notes electronically through ATOP, subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. By surrendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice. (See Pages 7-8)

If I exercise the Put Option, when will I receive payment for my Notes?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Put Option. We will, prior to 11:00 a.m., New York City time, on the Repurchase Date, deposit with the Depositary the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes. The Depositary will promptly distribute the cash to DTC, the sole record Holder, upon the later of the Repurchase Date or the time of book-entry transfer or delivery of the Notes to be repurchased. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Page 9)

Your delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Notes.

Can I withdraw previously surrendered Notes?

Yes. To withdraw previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. (See Page 9)

Do I need to do anything if I do not wish to exercise the Put Option?

No. If you do not surrender your Notes before the expiration of the Put Option, we will not purchase your Notes and such Notes will remain outstanding subject to their existing terms. (See Page 5)

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes or none of your Notes. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or a multiple of $1,000. (See Page 4)

If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of the Notes into shares of our Common Stock, subject to the terms, conditions and adjustments specified in the First Supplemental Indenture and the Notes. (See Page 5)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Notes for purchase pursuant to the Put Option?

The receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize income, gain or loss. We recommend that you consult with your tax advisor regarding the actual tax consequences to you. (See Pages 11-12)

Who is the Depositary?

Wells Fargo Bank, National Association is serving as Depositary in connection with the Put Option. Its address and telephone and fax numbers are set forth on the front cover of this Company Notice.

Whom can I contact if I have questions about the Put Option?

Questions and requests for assistance in connection with the Put Option may be directed to the Depositary at the address and telephone and fax numbers set forth on the front cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. Goodrich Petroleum Corporation, a Delaware corporation (“Goodrich” or the “Company”), is obligated to purchase its 5.00% Convertible Senior Notes due 2029 (the “Notes”) that have been surrendered for purchase pursuant to the Put Option and not withdrawn. The Notes are convertible into shares of common stock, par value $0.20 per share (the “Common Stock”), of the Company, subject to the terms, conditions and adjustments specified in the First Supplemental Indenture and the Notes. The Company is both the “filing person” and the “subject company.”

Goodrich is an independent oil and natural gas company engaged in the exploration, development and production of oil and natural gas properties primarily in (i) Southwest Mississippi and Southeast Louisiana which includes the Tuscaloosa Marine Shale, (ii) South Texas, which includes the Eagle Ford Shale Trend and (iii) Northwest Louisiana and East Texas, which includes the Haynesville Shale and Cotton Valley Trends.

Our principal executive offices are located at 801 Louisiana Street, Suite 700, Houston, Texas 77002 and our main telephone number at that address is (713) 780-9494. Our website address is www.goodrichpetroleum.com. We have not incorporated by reference into this Company Notice the information included on or linked from our website, and you should not consider it to be a part of this Company Notice.

2. Information Concerning the Notes. On September 22, 2009, we issued $218,500,000 in aggregate principal amount of the Notes. Cash interest accrues on the Notes at the rate of 5.00% per annum and is payable semi-annually on April 1 and October 1 of each year (each, an “Interest Payment Date”) to the person in whose name a Note is registered at the close of business on the preceding March 15 or September 15 (each, a “Regular Record Date”), as the case may be. The Notes mature on October 1, 2029. As of August 28, 2014, there was $51,816,000 in aggregate principal amount of the Notes outstanding.

2.1 The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, dated as of September 28, 2009 (the “Indenture”), between the Company and the Trustee, as supplemented by the First Supplemental Indenture, dated as of September 28, 2009, between the Company and the Trustee (the “First Supplemental Indenture”) and the Second Supplemental Indenture, dated as of April 1, 2011 between the Company, Goodrich Petroleum Company L.L.C., a Louisiana limited liability company and the Trustee (the “Second Supplemental Indenture”), relating to the Company’s 5.00% Convertible Senior Notes due 2029 (the “Notes”), we are obligated to purchase all of the Notes validly surrendered and not withdrawn, at the Holder’s option (the “Put Option”), on October 1, 2014 (the “Repurchase Date”).

The Put Option will expire at 5:00 p.m., New York City time, on September 30, 2014 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).

The purchase by the Company of validly surrendered Notes is not subject to any conditions other than that the Company’s purchase is not unlawful and satisfaction of the procedural requirements described in this Company Notice.

If any Notes remain outstanding following the expiration of the Put Option, the Company will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on October 1, 2019 and October 1, 2024, in each case at a purchase price in cash equal to the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the purchase date thereof.

2.2 Repurchase Price. Pursuant to terms of the Indenture and the Notes, the purchase price to be paid by the Company for the Notes on the Repurchase Date is equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the Repurchase Date (the “Repurchase Price”). The Repurchase Date is an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued to the Repurchase Date will be paid to record holders as of the Regular Record Date, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. We have determined that the Purchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or a multiple of $1,000. Delivery of the Notes by book-entry transfer to the account maintained by the Depositary with The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holder of such Notes.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the current market price of the Notes. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to surrender their Notes for purchase.

None of the Company or our Board of Directors or employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on such Holder’s assessment of the current market value of the Notes and our Common Stock and other relevant factors.

We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Put Option, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of your own particular circumstances.

2.3 Conversion Rights of the Notes. The Notes are convertible into shares of our Common Stock, subject to our right to pay cash in lieu of Common Stock for some or all of the Notes, at any time prior to September 1, 2029 under the following circumstances: (1) during any fiscal quarter (and only during such fiscal quarter) commencing after December 31, 2009, if the last reported sale price of the Common Stock is greater than or equal to 135% of the conversion price of the Notes for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) prior to October 1, 2014, during the five business-day period after any ten consecutive trading-day period (the “measurement period”) in which the trading price of $1,000 principal amount of the Notes for each trading day in the measurement period was less than 97% of the product of the last reported sale price of the Common Stock and the conversion rate on such trading day; (3) if the Notes have been called for redemption; or (4) upon the occurrence of one of specified corporate transactions. Holders may also convert the Notes at their option at any time beginning on September 1, 2029, and ending at the close of business on the second business day immediately preceding the maturity date.

The conversion rate of the Notes is 28.8534 shares of Common Stock per $1,000 principal amount of the Notes. The Depositary is currently acting as Conversion Agent for the Notes. The Conversion Agent can be contacted at the address and telephone and fax numbers set forth on the front cover of this Company Notice.

Holders who do not surrender their Notes for purchase pursuant to the Put Option, or who validly withdraw a surrender of their Notes in compliance with the withdrawal procedures described in Section 4 of this Company Notice, will retain the right to convert their Notes into Common Stock subject to the terms, conditions and adjustments specified in the Indenture and the Notes. If a Holder validly surrenders his or her Notes for purchase pursuant to the Put Option and the Holder subsequently wishes to convert such Notes pursuant to the Indenture, the Holder may not convert his or her surrendered Notes unless such Holder validly withdraws the Notes in compliance with the procedures described in Section 4 of this Company Notice.

2.4 Market for the Notes and our Common Stock. There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of the Notes, if any, pursuant to the Put Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Put Option.

Our Common Stock, into which the Notes are convertible, is listed on the New York Stock Exchange under the symbol “GDP.” The following table shows, for the periods indicated, the high and low closing sales prices per share of our Common Stock as reported by the NYSE:

	High	Low
2014:
Third Quarter (through August 28, 2014)	$26.92	$16.89
Second Quarter	$29.60	$15.86
First Quarter	$18.27	$12.28

2013
Fourth Quarter	$28.04	$15.93
Third Quarter	$27.32	$12.38
Second Quarter	$15.85	$11.49
First Quarter	$15.65	$9.40

2012:
Fourth Quarter	$13.68	$7.95
Third Quarter	$15.12	$10.86
Second Quarter	$19.49	$12.29
First Quarter	$20.04	$14.06

On August 28, 2014, the closing sale price of our Common Stock, as reported by the NYSE, was $21.29 per share. As of August 28, 2014, there were 44,431,303 shares of Common Stock outstanding.

The Holders of Notes are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, paid to holders of Common Stock. The Company historically has not paid dividends on its Common Stock.

We urge you to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Put Option.

2.5 Optional Redemption. Beginning on October 1, 2014, the Notes are redeemable for cash at our option at any time, in whole or in part, at a redemption price equal to the principal amount of Notes to be redeemed plus any accrued and unpaid interest to, but not including, the date fixed for redemption, as provided for in the Indenture and the Notes. However, effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing or redeeming Notes (or the right to purchase or redeem Notes) other than through the Put Option until at least the tenth business day after the Repurchase Date. (See Page 10).

2.6 Holder’s Right to Require Purchase Upon a Fundamental Change. Each Holder may require us to purchase all or any part of his or her Notes if there is a Fundamental Change (as defined in the Indenture) at a purchase price in cash equal to the principal amount of Notes to be redeemed plus any accrued and unpaid interest to, but not including, the purchase date.

2.7 Ranking. The Notes are our unsecured senior obligations and rank equal in right of payment with all our other existing and future unsecured indebtedness and senior to any of our subordinated indebtedness. The Notes are effectively subordinated to all existing and future secured debt of Goodrich, to the extent of the security for such secured debt. The Notes are guaranteed on a senior unsecured basis by the Company’s wholly-owned subsidiary, Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company.

3. Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender (and do not thereafter withdraw) the Notes on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or a multiple of $1,000.

If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date or if they withdraw validly surrendered Notes before 5:00 p.m., New York City time, on the Expiration Date, their Notes will not be purchased and will remain outstanding subject to the existing terms of the Notes and the First Supplemental Indenture.

You will not be required to pay any commission to us, DTC or the Depositary in connection with your Put Option. However, there may be commissions you need to pay your broker in connection with the surrender of the Notes.

3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.

This Company Notice constitutes the Company’s notice of repurchase right described in the First Supplemental Indenture and delivery of the Notes via ATOP will satisfy the Holders’ requirement for physical delivery of a Purchase Notice as defined and described in the First Supplemental Indenture. Delivery of Notes, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notices required pursuant to the First Supplemental Indenture;

•	upon the terms and subject to the conditions set forth in this Company Notice, the First Supplemental Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes that such Holder surrenders for repurchase, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes that such Holder surrenders for repurchase, and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that, when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Depositary or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	such Holder understands that all Notes properly surrendered for purchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the First Supplemental Indenture, the Notes and the other Option Documents;

•	payment for Notes purchased pursuant to the Company Notice will be made by deposit of the Repurchase Price for such Notes with the Depositary, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3 Delivery of Notes.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Notes in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Notes by:

•	delivering to the Depositary’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting his or her acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Depositary for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Put Option and that such participant has received and agrees to be bound by the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Depositary, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by, the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

Unless we default in making payment of the Repurchase Price, interest on Notes validly surrendered for purchase will cease to accrue on and after the Repurchase Date, whether or not such Notes are delivered to the Depositary, and immediately after the Repurchase Date all rights (other than the right to receive the Repurchase Price upon delivery of the Notes) of the Holder of such Notes will terminate.

4. Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Notes, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC. This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Notes before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

5. Payment for Surrendered Notes. We will, prior to 11:00 a.m., New York City time, on the Repurchase Date, deposit with the Depositary the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Depositary will promptly thereafter cause the cash to be distributed to DTC, the sole record Holder, upon the later of the Repurchase Date or the time of book-entry transfer or delivery of such Notes. Your delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Notes.

The total amount of funds required by us to purchase all of the Notes is $51,816,000 (assuming that all of the Notes are validly surrendered for purchase and accepted for payment). In the event any Notes are surrendered and accepted for payment, we intend to use cash held in an escrow account dedicated to the redemption or prepayment of the Notes to purchase the Notes. We do not have any alternative financing plans.

6. Notes Acquired. Any Notes purchased by us pursuant to the Put Option will be canceled by the Trustee, pursuant to the terms of the First Supplemental Indenture.

7. Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Company Notice, we do not currently have any plans which would be material to a Holder’s decision to surrender Notes for purchase in the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries (consistent with our growth strategy, we actively pursue opportunities for potential acquisitions, with due diligence and negotiation often at different stages of advancement at any particular time);

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•	any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of us or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has any beneficial interest in the Notes, or has engaged in any transaction in the Notes during the 60 days preceding the date of this Company Notice. A list of our executive officers and directors is attached to this Company Notice as Schedule A. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.

Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as disclosed by us prior to the date hereof. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Put Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Company Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

10. Purchases of Notes by the Company and Its Affiliates. The Company made no purchases of the Notes during the 60 days preceding the date of this Company Notice.

Effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Put Option until at least the tenth business day after the Repurchase Date. Following such time, if any Notes remain outstanding, we may exercise our right to redeem such Notes, in whole or in part, and we and our affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price, or which may be paid in cash or other consideration. Any decision to purchase Notes after the Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes delivered for purchase pursuant to the Put Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders of the Notes than the terms of the Put Option as described in this Company Notice.

11. Certain U.S. Federal Income Tax Consequences.

The following is a discussion of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders (each as defined below) who surrender Notes for purchase pursuant to the Put Option. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings, other administrative guidance and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

This discussion deals only with Notes held as capital assets (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of its own particular circumstances, nor does it deal with holders subject to special tax rules, including (but not limited to), dealers in securities or currencies, banks, insurance companies, retirement plans, tax-exempt entities, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, foreign corporations subject to certain inversion rules in the Code, traders in securities that elect to use a mark-to-market method of accounting, holders that hold their Notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle, persons subject to the alternative minimum tax, certain former citizens or residents of the United States, foreign governmental entities, international organizations, and pass-through entities and holders of interests therein. In addition, this discussion does not address the Medicare tax on certain investment income, any U.S. estate or gift tax consequences or any state, local or non-U.S. tax consequences.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) a citizen or resident alien individual of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; and a “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that, in each case, is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds a Note, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and the partner. Any such entity or partner thereof should consult its tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of surrendering a Note for purchase pursuant to the Put Option.

WE RECOMMEND TO EACH HOLDER THAT INTENDS TO SURRENDER ANY NOTE FOR PURCHASE PURSUANT TO THE PUT OPTION TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S. TAX CONSEQUENCES TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

11.1 U.S. Holders.

Surrender of Notes for Purchase. The receipt of cash by a U.S. Holder in exchange for Notes pursuant to the Put Option generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering notes generally will recognize gain or loss upon such sale equal to the difference, if any, between (i) the cash received by such U.S. Holder in consideration for the surrender of the Note (other than any amount allocable to accrued but unpaid interest on the Notes, which will be taxable as ordinary interest income to the extent not already included in income) and (ii) such U.S. Holder’s adjusted tax basis in the Note at the time of sale. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the cost of the Note to such U.S. Holder, increased by the amount of any market discount such U.S. Holder elected to include in income with respect to the Note (as described below) and reduced by, if applicable, any amortizable bond premium which the U.S. Holder has previously deducted with respect to the Note. Subject to the market discount rules described below, any such gain or loss recognized generally will be capital gain or loss, described below. Capital gains of individuals and certain other non-corporate taxpayers from the sale of capital assets held for more than one year at the time of sale generally are eligible for a reduced tax rate. The deductibility of capital losses is subject to certain limitations.

An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a Note at a “market discount.” A Note has “market discount” if its adjusted issue price exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition by such U.S. Holder, unless a statutorily defined de minimis exception applies. Any gain recognized by the U.S. Holder with respect to a Note acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method. Gains in excess of such accrued market discount will generally be capital gains, as discussed above.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of a Note for purchase pursuant to the Put Option, unless such U.S. Holder is an exempt recipient (such as a corporation). A U.S. Holder may also be subject to backup withholding on such payment unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS.

11.2 Non-U.S. Holders.

Surrender of Notes for Purchase. Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on the surrender of a Note for purchase pursuant to the Put Option unless:

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the tender and certain other conditions are met;

•	such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States; or

•	we are or been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the shorter of the Non-U.S. Holder’s holding period for the Notes or the five-year period ending on the date of the disposition of the Notes (the “Relevant Period”).

A Non-U.S. Holder described in the first bullet point above will be subject to a flat 30% (or, if applicable, a lower treaty rate) U.S. federal income tax on any gain recognized on the sale of a Note pursuant to the Put Option, which may be offset by U.S. source capital losses. A Non-U.S. Holder whose gain is described in the second bullet point above generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as a U.S. Holder (except as provided by an applicable income tax treaty) and, if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at the rate of 30% on its effectively connected earnings and profits (unless an applicable income tax treaty provides for a lower rate).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are and have been a USRPHC. However, because we believe that our common stock should be considered to be “regularly traded on an established securities market” within the meaning of the applicable U.S. Treasury regulations, only Non-U.S. Holders that have owned, actually or constructively, (i) more than 5% of the outstanding Notes at any time during the Relevant Period if the Notes are considered to be regularly traded on an established securities market (the “Regularly Traded Test”); or (ii) an amount of Notes that had, on any date that the Non-U.S. Holder acquired any portion of the Notes, a fair market value greater than the fair market value on that date of 5% of our outstanding shares of common stock if the Notes are not considered to be regularly traded on an established securities market (the “5% Acquisition Test”), will be subject to U.S. federal income taxation on any gain recognized on the disposition of Notes pursuant to the Put Option by reason of our status as a USRPHC.

Although not free from doubt, we believe the Notes should not be treated as “regularly traded on an established securities market.” Accordingly, if a Non-U.S. Holder meets the 5% Acquisition Test, any gain on the sale of a Note pursuant to the Put Option will be subject to U.S. federal income tax at rates generally applicable to U.S. taxpayers, and the proceeds from the sale of a Note pursuant to the Put Option may be subject to withholding at a 10% rate. Any amount so withheld may be allowed as a refund or credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is properly and timely provided to the IRS.

The determination of whether debt instruments are considered to be “regularly traded on an established securities market” is unclear. If, contrary to our belief, the Notes are considered to be “regularly traded on an established securities market,” gain on the sale of the Notes will be subject to U.S. federal income tax if the Non-U.S. Holder satisfies the Regularly Traded Test even if the Non U.S. Holder does not satisfy the 5% Test.

Non U.S. Holders are strongly encouraged to consult their tax advisors as to the U.S. federal income and withholding tax consequences of a sale of their Notes pursuant to the Put Option.

Amounts Attributable to Accrued Interest. Any amount received by a Non-U.S. Holder pursuant to the Put Option that is attributable to accrued interest that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a bank that received the Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership;

•	the Depositary has received appropriate documentation (generally, an IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a United States person.

If a Non-U.S. Holder does not satisfy the requirements above, the amount attributable to accrued interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless (1) such Non-U.S. Holder is entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable income tax treaty or (2) such interest is effectively connected with such Non-U.S. Holder’s conduct or a trade or business within the United States. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established, or (2) IRS Form W-8ECI, certifying that interest paid on a Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, then although exempt from the U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification, as described above), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such accrued interest at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, a Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

Information Reporting and Backup Withholding. Payments to a Non-U.S. Holder in consideration for the surrender of the Notes for purchase pursuant to the Put Option made through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption. Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished on a timely basis to the IRS.

12. Additional Information. This Company Notice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Company Notice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision as to whether to exercise or refrain from exercising the Put Option:

Filing	Date(s) Filed

Annual Report on Form 10-K for the year ended December 31, 2013	February 21, 2014

Quarterly Report on Form 10-Q for the quarter ended March 31, 2014	May 6, 2014

Quarterly Report on Form 10-Q for the quarter ended June 30, 2014	August 7, 2014

Current Reports on Form 8-K	March 28, 2014 May 6, 204 May 27, 2014 August 7, 2014

Definitive Proxy Statement	April 17, 2014

We also recommend that you review all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and before 5:00 p.m., New York City time, on the Expiration Date. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed referenced herein.

The SEC file number for these Goodrich filings is 001-12719. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Company Notice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing us at Goodrich Petroleum Corporation, 801 Louisiana Street, Suite 700, Houston, Texas 77002, Attention: Secretary.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Company Notice, you should rely on the statements made in the most recent document.

In making your decision as to whether to exercise the Put Option, you should read the information about us contained in this Company Notice together with the information contained in the documents to which we have referred you.

13. No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Put Option.

14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the First Supplemental Indenture or the Notes, as applicable.

15. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the First Supplemental Indenture or applicable laws, as the case may be, will control.

None of the Company or our Board of Directors or employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on his or her own assessment of current market value and other relevant factors.

GOODRICH PETROLEUM CORPORATION

SCHEDULE A

INFORMATION ABOUT THE EXECUTIVE OFFICERS

AND DIRECTORS OF THE COMPANY

The table below sets forth information about our executive officers and directors as of August 28, 2014. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Position
Patrick E. Malloy III	Director and Chairman of the Board
Walter G. Goodrich	Director, Vice Chairman of the Board and Chief Executive Officer
Robert C. Turnham, Jr.	Director, President and Chief Operating Officer
Josiah T. Austin	Director
Peter Goodson	Director
Michael J. Perdue	Director
Arthur A. Seeligson	Director
Stephen M. Straty	Director
Gene Washington	Director
Mark E. Ferchau	Executive Vice President
Jan L. Schott	Senior Vice President – Chief Financial Officer
Michael J. Killelea	Senior Vice President – General Counsel and Corporate Secretary

The business address and telephone number of each executive officer and director is c/o Goodrich Petroleum Corporation, 801 Louisiana Street, Suite 700, Houston, Texas 77002, (713) 780-9494.

A-1